UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2019

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ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2635 East Millbrook Road Raleigh, NC	27604
(Address of principal executive offices)	(Zip Code)

(540) 362-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth  ⃞

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2019, Advance Auto Parts, Inc. (the “Company”) announced that its Board of Directors (“Board”) has appointed Andrew E. Page to become the Company's Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer), effective May 13, 2019.

Prior to joining the Company, Mr. Page, 49, was employed by Under Armour, Inc., which develops, markets and distributes branded performance apparel, footwear and accessories. He joined Under Armour in 2011 as Assistant Controller and was named Senior Vice President and Chief Accounting Officer in March 2019. Previously, Mr. Page served as Assistant Controller for FTI Consulting, Inc., an independent global business advisory firm, from 2008 to 2011; as Assistant Controller for AES Corporation, Inc., an international electrical power generator and distributor, from 2007 to 2008; as Assistant Controller – Consumer & Industrial for General Electric, a multinational conglomerate, from 2006 to 2007; and as Controller for Discovery Communications, Inc. a mass media company, from 2003 to 2006. Mr. Page also worked as an Audit Manager with PricewaterhouseCoopers and is a certified public accountant.

Employment Agreement
In connection with his appointment, Mr. Page and the Company have agreed to a compensation arrangement, which has been approved by the Compensation Committee of the Board (“Committee”). Pursuant to the compensation arrangement, Mr. Page’s annual base salary is $385,000, and he is eligible to participate in the Company's annual incentive bonus plan with a bonus target of 65 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on the Company’s performance as measured against the same bonus criteria applied to other senior executives of the Company. He will also receive a one-time cash signing bonus in the amount of $150,000 payable within 30 days of his hire date and that he will be required to repay if he voluntarily resigns his employment with the Company prior to completion of two years of service.

Mr. Page is eligible to receive annual equity grants under the Company's 2014 Long-Term Incentive Plan (the “2014 LTIP”) consistent with the Company’s compensation program for other executives of the Company. The grant-date fair value of Mr. Page’s annual equity grant for the 2019-2021 performance cycle will be $400,000, with a grant-type mix determined by the Committee and will be granted at the same time that annual grants for the same cycle are made to other newly hired executives. In addition, as soon as practicable following his appointment, Mr. Page will receive a one-time grant of time-based restricted stock units with a grant-date fair value of $750,000, which will vest in three equal increments on the first, second and third anniversaries of the grant date, and a one-time grant of time based restricted stock units with a grant-date fair value of $100,000, which will vest on the third anniversary of the grant date. Mr. Page will be entitled to receive relocation benefits consistent with Company policy, subject to adjustment as may be approved by the Committee.

In addition, Mr. Page and the Company have entered into an employment agreement effective May 13, 2019, which provides for an initial one year employment term. After the initial one-year term, Mr. Page’s agreement is extended each day for an additional day until the Company provides at least 90 days’ notice of its intention not to extend the agreement.

Upon termination of employment by the Company without Cause (not in connection with a change in control) or upon termination of employment by the Company without Cause within 12 months after a change in control, Mr. Page would be entitled to:

•	Severance equal to one times the sum of (a) his base salary and (b) an amount equal to the pro rata portion of any annual bonus that would have been payable to him, provided that the criteria for such bonus other than his continued employment have been satisfied;

•	Continued medical, dental and vision benefits for 52 weeks post-termination at the same cost as active employees;

•	Outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months; and

•	Equity awards treated as set forth in the 2014 LTIP and the applicable award agreements.

Any severance benefits paid would be subject to Mr. Page’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of his employment agreement, Mr. Page is subject to certain restrictive covenants, including the following, among others: non-disclosure of confidential information; non-disparagement; non-solicitation of customers, suppliers, employees, agents or independent contractors, which runs for one year following his termination of employment; and non-competition, which runs for one year following his termination of employment.

The foregoing summary description of the material terms of Mr. Page’s employment agreement does not purport to be complete and is qualified in its entirety by the actual terms of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the second quarter of 2019.

A press release announcing the appointment of Mr. Page was issued by the Company on May 8, 2019 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release, dated May 8, 2019, issued by Advance Auto Parts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.

Date: May 8, 2019	/s/ Jeffrey W. Shepherd
Jeffrey W. Shepherd
Executive Vice President, Chief Financial Officer, Controller
and Chief Accounting Officer